           As Filed with the Securities and Exchange Commission on June 26, 1998
                                                      Registration No. 33-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                  ADAPTEC, INC.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                               94-2748530
     (State or other jurisdiction of                (I.R.S. Employer
       incorporation organization)               Identification Number)

                              691 S. MILPITAS BLVD.
                           MILPITAS, CALIFORNIA 95035
                                 (408) 945-8600
   (Address,including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                              --------------------

                                F. GRANT SAVIERS
                             CHIEF EXECUTIVE OFFICER
                                  ADAPTEC, INC.
                              691 S. MILPITAS BLVD.
                           MILPITAS, CALIFORNIA 95035
                                 (408) 945-8600

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

                                   COPIES TO:
                             DAVID C. DRUMMOND, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050

                              --------------------

     Approximate date of commencement of proposed sale to the public under:
  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                     Proposed Maximum     Proposed Maximum
     Title of Securities            Amount to       Offering Price Per    Aggregate Offering        Amount of
      to be Registered            be Registered          Share(1)             Price(1)          Registration Fee
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value       1,241,538             $15.44            $19,169,347              $5,655
=================================================================================================================

(1) Estimated pursuant to Rule 457(c) solely for purposes of calculation of the registration fee based on the average of the high and low sales price of the Registrant's Common Stock on the Nasdaq National Market on June 19, 1998.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS

                               ------------------

                                1,241,538 SHARES
                                  ADAPTEC, INC.

                               ------------------

                                  COMMON STOCK
                                ($.001 PAR VALUE)

                               ------------------

      This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock ("Common Stock") of Adaptec, Inc., a Delaware corporation (the "Company") offered from time to time by the Selling Shareholders named herein (the "Selling Shareholders") for their own benefit. It is anticipated that the Selling Shareholders will generally offer shares of Common Stock for sale at prevailing prices in the over-the-counter market on the date of sale. The Common Stock to which this Prospectus relates was received by the Selling Shareholders in connection with the acquisition by the Company of all of the outstanding shares of Ridge Technologies, Inc. (the "Acquisition"). The Common Stock issued to the Selling Shareholders in the Acquisition was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering, are being borne by the Company, but all selling and other expenses incurred by a Selling Shareholder will be borne by such Selling Shareholder. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

      The Common Stock of the Company is traded in the over-the-counter market on the Nasdaq National Market. On June 25, 1998, the closing price of the Company's Common Stock was $16.69 (Nasdaq Symbol: ADPT).

      SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR A DISCUSSION OF
CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

      The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                               ------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                  The date of this Prospectus is June 26, 1998.

      No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

      The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Adaptec, Inc., 691 S. Milpitas Blvd., Milpitas, CA 95035, Attn: Asst. Secretary, (telephone
(408) 945-8600).

      The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The commission also maintains a world wide web site that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov.

      This Prospectus contains information concerning the Company and sales of its Common Stock by the Selling Shareholders, but does not contain all the information set forth in the Registration Statement on Form S-3 which the Company has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement, including various exhibits, may be inspected at the Commission's office in Washington, D.C.

                                  RISK FACTORS

      This report contains forward-looking statements that involve risks and uncertainties. For example, Management's Discussion and Analysis of Results of Operations and Financial Condition which is incorporated by reference from the Company's Annual Report includes statements relating to expected sales growth, anticipated operating expenditures, anticipated capital expenditures and anticipated financing to fund the Symbios acquisition. The statements contained in this document that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this document. In evaluating the Company's business, prospective investors should consider carefully the following factors in addition to the other information set forth in this document.

      Future Operating Results Subject to Fluctuation. In the second half of fiscal 1998, the Company's operating results were adversely affected by shifts in corporate and retail buying patterns, increased competition, economic instability in Asia and turbulence in the computer disk drive industry. In the future, the Company's operating results may fluctuate as a result of these factors and as a result of a wide variety of other factors, including, but not limited to, cancellations or postponements of orders, shifts in the mix of the Company's products and sales channels, changes in pricing policies by the Company's suppliers, interruption in the supply of custom integrated circuits, the market acceptance of new and enhanced versions of the Company's products, product obsolescence and general worldwide economic and computer industry fluctuations. In addition, fluctuations may be caused by future accounting pronouncements, changes in accounting policies, and the timing of acquisitions of other business products and technologies and any associated charges to earnings. The volume and timing of orders received during a quarter are difficult to forecast. The Company's customers from time to time encounter uncertain and changing demand for their products. Customers generally order based on their forecasts. If demand falls below such forecasts or if customers do not control inventories effectively, they may cancel or reschedule shipments previously ordered from the Company. The Company has historically operated with a relatively small backlog, especially relating to orders of its host interface solutions and has set its operating budget based in part on expectations of future revenues. Because much of the Company's operating budget is relatively fixed in the short term, if revenues do not meet the Company's expectations, as happened in the fourth quarter of fiscal 1998, then the Company's operating income and net income may be disproportionately affected. Operating results in any particular quarter which do not meet the expectations of securities analysts are likely to cause volatility in the price of the Company's Common Stock.

      Certain Risks Associated with the High-Performance Microcomputer Market. The Company's host interface solutions are used primarily in high performance computer systems designed to support bandwidth-intensive applications and operating systems. Historically, the Company's growth has been supported by increasing demand for systems that support client/server and Internet/intranet applications, computer-aided engineering, desktop publishing, multimedia, and video. During the second half of fiscal 1998, the demand for such systems slowed as more businesses chose to use relatively inexpensive PC's for desktop applications and information technology managers shifted resources toward resolving Year 2000 problems and investing in network infrastructure. Should demand for such systems continue to slow, the Company's business or operating results could be materially adversely affected by a resulting decline in demand for the Company's products.

      Certain Risks Associated with the Computer Peripherals Market. As a supplier of controller circuits to manufacturers of computer peripherals such as disk drives and other storage devices, a portion of the Company's business is dependent on the overall market for computer peripherals. This market, which itself is dependent on the market for personal computers, has historically been characterized by periods of rapid growth followed by periods of oversupply and contraction. As a result, suppliers to the computer peripherals industry from time to time experience large and sudden fluctuations in demand for their products as their customers adjust to changing conditions in their markets. If these fluctuations are not accurately anticipated, as happened in the second half of fiscal 1998, such suppliers, including the Company, could produce excessive or insufficient inventories of various components which could materially and adversely affect the Company's business and operating results. The computer peripherals industry is also characterized by intense price-competition, which in turn creates pricing pressures on the suppliers to that industry. If the Company is unable to correspondingly decrease its manufacturing or component costs, such pricing pressures could have a material adverse effect on the Company's business or operating results.

      Reliance on Industry Standards, Technological Change, Dependence on New Products. The computer industry is characterized by various standards and protocols that evolve with time. The Company's current products are designed to conform to certain industry standards and protocols such as SCSI, UltraSCSI, Ultra2 SCSI, PCI, RAID, Fibre Channel, ATM, and Fast Ethernet. In particular, a majority of the Company's revenues are currently derived from products based on the SCSI standard. If consumer acceptance of these standards was to decline, or if they were replaced with new standards, and if the Company did not anticipate these changes and develop new products, the Company's business or operating results could be materially adversely affected. For example, the Company believes that changes in consumers' perceptions of the relative merits of SCSI based products and products incorporating a competing standard, Ultra-DMA, have recently started to adversely affect the sales of the Company's products and may adversely affect the Company's future sales.

      The markets for the Company's products are characterized by rapidly changing technology, frequent new product introductions, and declining average selling prices over product life cycles. The Company's future success is therefore highly dependent upon the timely completion and introduction of new products at competitive price/performance levels. The success of new product introductions is dependent on several factors, including proper new product definition, product costs, timely completion and introduction of new product designs, quality of new products, differentiation of new products from those of the Company's competitors, and market acceptance of the Company's and its customers' products. As a result, the Company believes that continued significant expenditures for research and development will be required in the future. There can be no assurance that the Company will successfully identify new product opportunities and develop and bring new products to market in a timely manner, that products or technologies developed by others will not render the Company's products or technologies obsolete or noncompetitive, or that the Company's products will be selected for design into the products of its targeted customers. The failure of any of the Company's new product development efforts could have a material adverse effect on the Company's business or operating results. In addition, the Company's revenues and operating results could be adversely impacted if its customers shifted their demand to a significant extent away from board-based I/O solutions to application-specific ICs.

      Dependence on Wafer Suppliers and Other Subcontractors. All of the finished silicon wafers used for the Company's products are currently manufactured to the Company's specifications by independent foundries. The Company currently purchases a substantial majority of its wafers through a supply agreement with TSMC. The Company also purchases wafers from SGS-Thomson Microelectronics and Seiko Epson. The manufacture of semiconductor devices is sensitive to a wide variety of factors, including the availability of raw materials, the level of contaminants in the manufacturing environment, impurities in the materials used, and the performance of personnel and equipment. While the quality, yield, and timeliness of wafer deliveries to date have been acceptable, there can be no assurance that manufacturing yield problems will not occur in the future. In addition, although the Company has various supply agreements with its suppliers, a shortage of raw materials or production capacity could lead any of the Company's wafer suppliers to allocate available capacity to customers other than the Company, or to internal uses. Any prolonged inability to obtain wafers with competitive performance and cost attributes, adequate yields, or timely deliveries from its foundries would delay production and product shipments and could have a material adverse effect on the Company's business or operating results. The Company expects that it will in the future seek to convert its fabrication process arrangements to smaller geometries and to more advanced process technologies. Such conversions entail inherent technological risks that can affect yields and delivery times. If for any reason the Company's current suppliers were unable or unwilling to satisfy the Company's wafer needs, the Company would be required to identify and qualify additional foundries. There can be no assurance that any additional wafer foundries would become available, that such foundries would be successfully qualified, or that such foundries would be able to satisfy the Company's requirements on a timely basis.

      The Company's future growth will depend in large part on increasing its wafer capacity allocation from current foundries, adding additional foundries, and gaining access to advanced process technologies. There can be no assurance that the Company will be able to satisfy its future wafer needs from current or alternative sources. Any increase in general demand for wafers within the industry or any reduction of existing wafer supply from any of the Company's foundry sources, could materially adversely affect the Company's business, financial condition, or operating results.

      In order to secure wafer capacity, the Company from time to time has entered into "take or pay" contracts that committed the Company to purchase specified wafer quantities over extended periods, and has made prepayments to foundries. In the future, the Company may enter into similar transactions or other transactions, including, without limitation, non-refundable deposits with or loans to foundries, or equity investments in, joint ventures with or other partnership relationships with foundries. Any such transaction could require the Company to seek additional equity or debt financing to fund such activities. There can be no assurance that the Company will be able to obtain any required financing on terms acceptable to the Company.

      Additionally, the Company relies on subcontractors for the assembly and packaging of the ICs included in its products. The Company has no long-term agreements with its assembly and packaging subcontractors. In addition, the Company is increasingly using board subcontractors to better balance production runs and capacity. There can be no assurance that such subcontractors will continue to be able and willing to meet the Company's requirements for such components or services. Any significant disruption in supplies from, or degradation in the quality of components or services supplied by, such subcontractors could delay shipments and result in the loss of customers or revenues or otherwise have a material adverse effect on the Company's business or operating results.

      Certain Risks Associated With Acquisitions. Since the beginning of fiscal 1996, the Company has completed the acquisition of 13 complementary companies and businesses. As part of its overall strategy, the Company plans to continue to acquire or invest in complementary companies, products, or technologies and to enter into joint ventures and strategic alliances with other companies. Risks commonly encountered in such transactions include the difficulty of assimilating the operations and personnel of the combined companies, the potential disruption of the Company's ongoing business, the inability to retain key technical and managerial personnel, the inability of management to maximize the financial and strategic position of the Company through the successful integration of acquired businesses, additional expenses associated with amortization of acquired intangible assets, dilution of existing equity holders, the maintenance of uniform standards, controls, procedures, and policies, and the impairment of relationships with employees and customers as a result of any integration of new personnel. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with such business combinations, investments, or joint ventures, or that such transactions will not materially adversely affect the Company's business, financial condition, or operating results.

      Certain Risks Associated with Implementation and Utilization of New Information Systems. The Company has recently implemented new information systems in its operations in the United States, Singapore and Europe and will implement new information systems in its operations in Japan. There can be no assurance that the Company will successfully implement and utilize these new systems efficiently and in a timely manner. Problems with installation or utilization of the new systems could cause substantial difficulties in operations, financial reporting and management and thus could have a material adverse effect on the Company's business or operating results.

      Year 2000 Issues. The "Year 2000 issue" arises because most computer systems and programs were designed to handle only a two-digit year not a four-digit year. When the Year 2000 begins, these computers may interpret "00" as the year 1900 and could either stop processing date-related computations or could process them incorrectly. The Company has recently implemented new information systems and accordingly does not anticipate any internal Year 2000 issues from its own information systems, databases or programs. However, the Company could be adversely impacted by Year 2000 issues faced by major distributors, suppliers, customers, vendors and financial service organizations with which the Company interacts. The Company has sent surveys to certain third parties to determine whether they are Year 2000 compliant and is in the process of evaluating and following up on responses to determine the impact that third parties who are not Year 2000 compliant may have on the operations of the Company. The Company believes it is currently being impacted by the redirection of corporate management information system budgets towards resolving the Year 2000 issue. Continuation of this trend could lower the demand for the Company's products if corporate buyers defer purchases of high-end business PCs.

      Competition. The markets for the Company's products are intensely competitive and are characterized by rapid technological advances, frequent new product introductions, evolving industry standards, and price erosion. In the host adapter market, the Company competes with a number of host adapter manufacturers. The Company's principal competitors for semiconductor solutions in the mass storage market are captive suppliers and Cirrus Logic, Inc. As the Company has continued to broaden its bandwidth management product offerings into the desktop, server, and networking environments, it has experienced, and expects to experience in the future, significantly increased competition both from existing competitors and from additional companies that may enter its markets. Some of these companies have greater technical, marketing, manufacturing, and financial resources than the Company. There can be no assurance that the Company will be able to make timely introduction of new leading-edge solutions in response to competitive threats, that the Company will be able to compete successfully in the future against existing or potential competitors or that the Company's business or operating results will not be materially adversely affected by price competition.

      Certain Issues Related to Distributors. The Company's distributors generally offer a diverse array of products from several different manufacturers. Accordingly, there is a risk that these distributors may give higher priority to selling products from other suppliers, thus reducing their efforts to sell the Company's products. A reduction in sales efforts by the Company's current distributors could have a materially adverse effect on its business or operating results. The Company's distributors may on occasion build inventories in anticipation of substantial growth in sales, and if such growth does not occur as rapidly as anticipated, distributors may decrease the amount of product ordered from the Company in subsequent quarters. In addition, there has recently been an industry trend towards the elimination of price protection and distributor incentive programs. This trend could result in a change in distributor business habits, with distributors possibly deciding to decrease the amount of product held so as to reduce inventory levels and this in turn could reduce the Company's revenues in any given quarter and give rise to fluctuation in the Company's operating results.

      Dependence on Key Personnel. The Company's future success depends in large part on the continued service of its key technical, marketing, and management personnel, and on its ability to continue to attract and retain qualified employees, particularly those highly skilled design, process, and test engineers involved in the design enhancements and manufacture of existing products and the development of new products and processes. The competition for such personnel is intense, and the loss of key employees could have a material adverse effect on the Company's business or operating results. The Company believes the recent weakness in its financial performance and the resulting decline in its stock price has adversely impacted its ability to attract and retain qualified employees.

      Certain Risks Associated with International Operations. The Company's manufacturing facility and various subcontractors it utilizes from time to time are located primarily in Asia. Additionally, the Company has various sales offices and customers throughout Europe, Japan, and other countries. The Company's international operations and sales are subject to political and economic risks, including political instability, currency controls, exchange rate fluctuations, and changes in import/export regulations, tariffs, and freight rates. The Company may use forward exchange contracts to manage any exposure associated with certain foreign currency denominated commitments. In addition, because the Company's principal wafer supplier, TSMC, is located in Taiwan, the Company is subject to the risk of political instability in Taiwan, including the potential for conflict between Taiwan and the People's Republic of China.

      Intellectual Property Protection and Disputes. The Company has historically devoted significant resources to research and development and believes that the intellectual property derived from such research and development is a valuable asset that has been and will continue to be important to the success of the Company's business. Although the Company actively maintains and defends its intellectual property rights, no assurance can be given that the steps taken by the Company will be adequate to protect its proprietary rights. In addition, the laws of certain territories in which the Company's products are or may be developed, manufactured, or sold, including Asia and Europe, may not protect the

Company's products and intellectual property rights to the same extent as the laws of the United States. The Company has from time to time discovered counterfeit copies of its products being manufactured or sold by others. Although the Company maintains an active program to detect and deter the counterfeiting of its products, should counterfeit products become available in the market to any significant degree it could materially adversely affect the business or operating results of the Company.

      From time to time, third parties may assert exclusive patent, copyright, and other intellectual property rights to technologies that are important to the Company. There can be no assurance that third parties will not assert infringement claims against the Company in the future, that assertions by third parties will not result in costly litigation or that the Company would prevail in such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms. Litigation, regardless of its outcome, could result in substantial cost and diversion of resources of the Company. Any infringement claim or other litigation against or by the Company could materially adversely affect the Company's business or operating results.

      Need for Interoperability. The Company's products must be designed to interoperate effectively with a variety of hardware and software products supplied by other manufacturers, including microprocessors, peripherals, and operating system software. The Company depends on significant cooperation with these manufacturers in order to achieve its design objectives and produce products that interoperate successfully. While the Company believes that it generally has good relationships with leading system, peripheral, and microprocessor suppliers, there can be no assurance that such suppliers will not from time to time make it more difficult for the Company to design its products for successful interoperability or decide to compete with the Company.

      Natural Disasters. The Company's corporate headquarters are located near major earthquake faults. Any damage to the Company's information systems caused as a result of an earthquake, fire, La Nina related floods or any other natural disasters could have a material adverse effect on the Company's business, results of operations and financial condition.

      Volatility of Stock Price. The stock market in general, and the market for shares of technology companies in particular, have from time to time experienced extreme price fluctuations, which have often been unrelated to the operating performance of the affected companies. In addition, factors such as technological innovations or new product introductions by the Company, its competitors, or its customers may have a significant impact on the market price of the Company's Common Stock. Furthermore, as occurred in the fourth quarter of fiscal 1998, quarter-to-quarter fluctuations in the Company's results of operations caused by changes in customer demand, changes in the microcomputer and peripherals markets, or other factors, may have a significant impact on the market price of the Company's Common Stock. In addition, the Company's stock price may be affected by general market conditions and international macroeconomic factors unrelated to the Company's performance such as those recently evidenced by the financial turmoil in Asia. These conditions, as well as factors that generally affect the market for stocks of high technology companies, could cause the price of the Company's Common Stock to fluctuate substantially over short periods.

                                  ADAPTEC, INC.

                                   THE COMPANY

      Adaptec, Inc. was incorporated in Delaware in November 1997. It is the successor by statutory merger to Adaptec, Inc., a California corporation, which was incorporated in May 1981. The Company's principal executive offices are located at 691 S. Milpitas Blvd., Milpitas, CA 95035 and its telephone number at that address is (408)945-8600. The Common Stock of the Company is traded on the Nasdaq National Market under the symbol ADPT.

                              SELLING SHAREHOLDERS

      The following table shows (i) the name of the Selling Shareholders, (ii) the number of shares of Common Stock beneficially owned prior to the offering,
(iii) the number of shares of Common Stock to be sold by them pursuant to this Prospectus and (iv) the number of shares beneficially owned after the offering:

                                                                                                                     SHARES
                                                                    SHARES                                        BENEFICIALLY
                                                                 BENEFICIALLY              SHARES TO BE              OWNED
                                                                    OWNED                  SOLD IN THE             AFTER THE
                        NAME                                   PRIOR TO OFFERING             OFFERING             OFFERING(1)
-----------------------------------------------------          -----------------           ------------          -------------
Abraham, Lisanne.....................................                    299                     299                     --
Anderson, Les........................................                  3,822                   3,822                     --
Babu, Bashkar........................................                    997                     997                     --
Bain, Sam............................................                 54,492                  54,492                     --
Bean, Aaron..........................................                    797                     797                     --
Bernius, Susan.......................................                  1,993                   1,993                     --
Buczek, Joseph.......................................                  3,489                   3,489                     --
Canning, Brian.......................................                    797                     797                     --
Cardillo, Barbara....................................                 22,433                  22,433                     --
Chandler, Darryl.....................................                  2,326                   2,326                     --
Chen, Jeff...........................................                  3,406                   3,406                     --
Cooper, Rosa.........................................                    132                     132                     --
Cornett, Lary........................................                  1,495                   1,495                     --
Crosby, Tom..........................................                  2,492                   2,492                     --
Digiorno, Terri......................................                    747                     747                     --
Eneboe, Mike.........................................                  4,486                   4,486                     --
Falconer, Trudy......................................                     29                      29                     --
Farrington, David....................................                  1,794                   1,794                     --
Fingles, Bruce.......................................                    997                     997                     --
Gendler, Rosti.......................................                    997                     997                     --
Gessen, Ed...........................................                  4,985                   4,985                     --
Graham, Robert J. 1997 Trust.........................                255,820                 255,820                     --
Graham, Bob..........................................                319,778                 319,778                     --
Gray, Cary, Ware.....................................                 11,036                  11,036                     --
Grissom, Christine...................................                    498                     498                     --
Hamlin, Chris........................................                 14,955                  14,955                     --
Hauge, Nancy.........................................                 14,955                  14,955                     --
Headsten, Pam........................................                  1,794                   1,794                     --
Heier, Greg..........................................                  2,492                   2,492                     --
Hill, Robert.........................................                    299                     299                     --
Holzer, David........................................                  4,237                   4,237                     --
Hsu, Ho..............................................                  1,993                   1,993                     --
Hutchins, Edward.....................................                    116                     116                     --
Jackson Education Trust..............................                 13,294                  13,294                     --
Johnathan Mark Jackson Rev 8/97......................                 19,941                  19,941                     --
KTA..................................................                    598                     598                     --

                                                                                                                     SHARES
                                                                    SHARES                                        BENEFICIALLY
                                                                 BENEFICIALLY              SHARES TO BE              OWNED
                                                                    OWNED                  SOLD IN THE             AFTER THE
                        NAME                                   PRIOR TO OFFERING             OFFERING             OFFERING(1)
-----------------------------------------------------          -----------------           ------------          -------------
Larson, Greg.........................................                  1,495                   1,495                     --
Lopez, Tom...........................................                    997                     997                     --
Loung, Cyndy.........................................                    149                     149                     --
Main, Debbie.........................................                    498                     498                     --
Mallory, John........................................                  1,993                   1,993                     --
McCluney, James......................................                 29,911                  29,911                     --
Mehler, Rick.........................................                  3,489                   3,489                     --
Mogri, Juzer.........................................                  2,492                   2,492                     --
Moore, Mike..........................................                 13,709                  13,709                     --
Nielson, Lisa Marie..................................                    299                     299                     --
Ogrey, Bob...........................................                  2,824                   2,824                     --
Oney, Mark...........................................                 18,694                  18,694                     --
Ogrey, Bill..........................................                    997                     997                     --
Pohlman, A. Taylor...................................                  1,319                   1,319                     --
Quan, Mike...........................................                  1,162                   1,162                     --
Rodgers, Jan.........................................                    498                     498                     --
Rohner, Ron E........................................                  1,882                   1,882                     --
Rohner & Associates..................................                  1,349                   1,349                     --
Saliba, Ellen........................................                    598                     598                     --
Santa Clara Group Trust, The.........................                 29,911                  29,911                     --
Silicon Venture Partners, LLC........................                217,967                 217,967                     --
Sperling, Tricia.....................................                  1,993                   1,993                     --
Stephenson, Dale.....................................                  1,162                   1,162                     --
Sullivan, Ian........................................                  4,486                   4,486                     --
Sweeney, Steve.......................................                  2,990                   2,990                     --
Taylor, Rita.........................................                  1,162                   1,162                     --
Titus, Mary..........................................                  4,985                   4,985                     --
Vo, Tam..............................................                    299                     299                     --
Volmar, James........................................                    725                     725                     --
Wetzel, Greg.........................................                    997                     997                     --
Williams, Mike.......................................                 18,694                  18,694                     --
Williamsen, Bob......................................                  4,486                   4,486                     --
Willow Trust.........................................                 22,433                  22,433                     --
Wingo, Brett.........................................                  3,739                   3,739                     --
Woodward, Wayne......................................                  7,477                   7,477                     --
Yeager, Kurtis M.....................................                    706                     706                     --
Yuhas, Allen.........................................                 17,448                  17,448                     --
Zehr, Gregg..........................................                 37,389                  37,389                     --
Zweben, Louise.......................................                  3,323                   3,323                     --
                                                                   ---------               ---------
Total for all........................................              1,241,538               1,241,538

----------

(1) Each of the Selling Shareholders owns less than 1% of the outstanding shares of Common Stock of the Company.

                              PLAN OF DISTRIBUTION

   The Company has been advised by the Selling Shareholders that they intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. The Selling Shareholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.

   Any broker-dealer participating in such transactions as agent may receive commissions from a Selling Shareholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholder. Broker-dealers may agree with a Selling Shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for such Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

   The Company has advised the Selling Shareholders that anti-manipulation rules of Resolution M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to their sales in the market, has furnished each Selling Shareholder with a copy of these Rules and has informed them of the need for delivery of copies of this Prospectus. The Selling Shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

   Upon notification by a Selling Shareholder to the Company that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the Selling Shareholder, the commissions paid or discounts or concessions allowed by the Selling Shareholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus.

   Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

   There can be no assurance that the Selling Shareholders will sell any or all of the shares of Common Stock offered by them hereunder.

                      INFORMATION INCORPORATED BY REFERENCE

      There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Securities and Exchange Commission:

      (1) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, filed pursuant to Section 13 of the Exchange Act (including those portions of the Company's Annual Report to Shareholders and definitive proxy statement for the Annual Meeting of Shareholders to be held on August 20, 1998).

      (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarters ended June 30, 1997, September 30, 1997 and December 31, 1997 filed pursuant to Section 13 of the Exchange Act.

      (3) The description of the Company's Common Stock to be offered hereby contained in the Company's Registration Statement on Form 8-A dated June 20, 1992, filed pursuant to Section 12(g) of the Exchange Act including any amendment or report filed for the purpose of updating such description.

      (4) The description of the Company's Preferred Share Purchase Rights contained in its Registration Statement on Form 8-A filed with the Commission on January 14, 1997 including any amendment or report filed for the purpose of updating such description.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

      The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability
(i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Company's Bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Company would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. The Company currently has secured such insurance on behalf of its officers and directors.

      The Company has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Company's Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company.

                                  LEGAL MATTERS

      Counsel for the Company, Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, has rendered an opinion to the effect that the Common Stock offered hereby is duly and validly issued, fully paid and non-assessable.

                                  ADAPTEC, INC.

                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

 Item
Number
------

Item 14 Other Expenses of Issuance and Distribution.+

        The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except Securities and Exchange Commission and NASD fees are estimates.


Registration fee--Securities and Exchange Commission .................$ 5,655
Accounting fees ......................................................$ 2,500
Legal fees ...........................................................$ 4,000
Miscellaneous ........................................................      0
                                                                       ------
Total ................................................................$12,155

  + Represents expenses relating to the distribution by the Selling Shareholders pursuant to the Prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by the Company on behalf of the Selling Shareholders.

Item 15 Indemnification of Directors and Officers.

        See "Indemnification of Directors and Officers."

Item 16 Exhibits.

        Exhibit
        Number
        -------
          4.1*  Restated Certificate of Incorporation, as amended, of the Company

          4.2*  Second Amended and Restated Preferred Share Rights Agreement dated December 5, 1996 between Adaptec California and ChaseMellon Shareholder Services, LLC

          5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

         23.1   Consent of Independent Accountants (contained on Page II-3)

         23.2   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (Included in Exhibit 5.1)

         24.1   Power of Attorney (contained on Page II-4)

----------

*  Previously filed.

Item 1 Undertakings.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated April 29, 1998, except for Note 12 which is as of May 21, 1998, which appears in the Annual Report to Stockholders of Adaptec, Inc., which is incorporated by reference in Adaptec, Inc.'s Annual Report on Form 10-K for the year ended March 31, 1998.

/s/ PRICE WATERHOUSE LLP
-----------------------------------------

San Jose, California
June 24, 1998

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints F. Grant Saviers and Paul G. Hansen, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

SIGNATURE                                TITLE                                       DATE
---------                                -----                                       ----
/s/:  F. Grant Saviers                   Chairman and Chief Executive Officer        June 18, 1998
------------------------------------
          (F. Grant Saviers)

/s/:  Robert N. Stephens                 Chief Operating Officer                     June 18, 1998
------------------------------------
         (Robert N. Stephens)

/s/:  Paul G. Hansen                     Vice President of Finance,                  June 18, 1998
------------------------------------     Chief Financial Officer and
           (Paul G. Hansen)              Assistant Secretary

/s/:  Andrew J. Brown                    Vice President, Corporate Controller and    June 18, 1998
------------------------------------     Principal Accounting Officer
           (Andrew J. Brown)

/s/:  Laurence B. Boucher                Director                                    June 18, 1998
------------------------------------
         (Laurence B. Boucher)

/s/:  Carl J. Conti                      Director                                    June 18, 1998
------------------------------------
            (Carl J. Conti)

/s/:  John C. East                       Director                                    June 18, 1998
------------------------------------
            (John C. East)

/s/: Ilene H. Lang                       Director                                    June 18, 1998
------------------------------------
            (Ilene H. Lang)

/s/:  Robert J. Loarie                   Director                                    June 18, 1998
------------------------------------
          (Robert J. Loarie)

/s/:  B. J. Moore                        Director                                    June 18, 1998
------------------------------------
             (B. J. Moore)

/s/:  W. Ferrell Sanders                 Director                                    June 18, 1998
------------------------------------
         (W. Ferrell Sanders)

/s/:  Phillip E. White                   Director                                    June 18, 1998
------------------------------------
          (Phillip E. White)

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Adaptec, Inc., a corporation organized and existing under the laws of the State of California, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on the 18th day of June, 1998.

                                       ADAPTEC, INC.

                                       By: /s/ F.  GRANT SAVIERS
                                           -------------------------------------
                                           (F. Grant Saviers, Chairman and Chief
                                           Executive Officer)

                                INDEX TO EXHIBITS

Exhibit
Number
--------
  4.1*      Restated Certificate of Incorporation, as amended, of the Company

  4.2*      Second Amended and Restated Preferred Share Rights Agreement dated
            December 5, 1996 between Adaptec California and ChaseMellon
            Shareholder Services, LLC

  5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation

 23.1       Consent of Independent Accountants (contained on Page II-3)

 23.2       Consent of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation (Included in Exhibit 5.1)

 24.1       Power of Attorney (contained on Page II-4).

----------

*   Incorporated by reference.